Exhibit l.4

[Letterhead of Sutherland Asbill & Brennan LLP]

June 14, 2013

Oxford Lane Capital Corp.

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

Re:	Oxford Lane Capital Corp. Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Oxford Lane Capital Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-2 on August 10, 2012 (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer, issuance and sale from time to time pursuant to Rule 415 under the Securities Act of up to $100,000,000 in aggregate offering amount of (i) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”), (iii) subscription rights to purchase Common Stock (the “Rights”), and (iv) debt securities (and together with the shares of Common Stock, the shares of Preferred Stock and the Rights, the “Securities”). The Registration Statement provides that the Securities may be issued from time to time in amounts, at prices, and on terms to be set forth in one or more supplements to the final prospectus included in the Registration Statement at the time it becomes effective.

This opinion letter is rendered in connection with the issuance and sale of up to 920,000 shares of the Company’s 7.50% Series 2023 Term Preferred Stock (the “Shares”), as described in the prospectus supplement, dated as of June 13, 2013 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 497 under the Securities Act. The Shares are being sold by the Company pursuant to an underwriting agreement, dated as of June 13, 2013 (the “Underwriting Agreement”), by and among the Company, Oxford Lane Management, LLC, BDC Partners, LLC and Ladenburg Thalmann & Co. Inc., as representative of the several underwriters named therein.

Oxford Lane Capital Corp.

June 14, 2013

As counsel to the Company, we have participated in the preparation of the Registration Statement and the Prospectus Supplement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	The Underwriting Agreement;

(ii)	The Articles of Amendment and Restatement of the Company, as amended by the Articles Supplementary thereto, dated June 14, 2013 (as modified, amended and supplemented by Annex A and Annex B thereto, the “Articles Supplementary”), certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”); and

(iii)	The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company; and

(iv)	The form of Preferred Stock certificate of the Company, certified as of the date hereof by an officer of the Company; and

(v)	A Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date; and

(vi)	The resolutions of the board of directors of the Company, or a duly authorized committee thereof, relating to, among other things, the authorization and approval of (a) the preparation and filing of the Registration Statement, (b) the issuance, offer and sale of the Securities pursuant to the Registration Statement, (c) the offering, issuance and sale of the Shares, (d) the execution and delivery of the Underwriting Agreement, and (e) the execution and filing with SDAT of the Articles Supplementary pertaining to the Preferred Stock, certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion), upon certificates and/or representations of officers and employees of the Company, upon such other certificates as we deemed appropriate, and upon such other data as we have deemed to be appropriate under the circumstances. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

Oxford Lane Capital Corp.

June 14, 2013

The opinions set forth below are limited to the effect of the Maryland General Corporation Law, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement and the Articles Supplementary, will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ SUTHERLAND ASBILL & BRENNAN LLP